UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2013

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
(Exact name of registrant as specified in its charter)

District of Columbia (state or other jurisdiction of incorporation)	1-7102 (Commission File Number)	52-0891669 (I.R.S. Employer Identification No.)

20701 Cooperative Way Dulles, VA	20166-6691 (Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:  (703) 467-1800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❑ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On April 22, 2013, National Rural Utilities Cooperative Finance Corporation (“CFC”) announced that it will redeem all of its 6.10% Subordinated Notes due 2044 and all of its 5.95% Subordinated Notes due 2045 at par on May 24, 2013. The notice of redemption containing the information required by the terms of the indenture governing the notes will be sent to registered holders of the notes on April 24, 2013.  The Depository Trust & Clearing Corporation will act as redemption agent and U.S. Bank National Association will act as paying agent for the redeemed notes.

The Subordinated Notes due 2044 are identified by the ticker symbol NRC and CUSIP number 637432808. The notes will be redeemed at their redemption price of 100% of the principal amount, plus accrued and unpaid interest through the redemption date. The outstanding principal amount of the entire series is $88.2 million.

The Subordinated Notes due 2045 are identified by the ticker symbol NRU and CUSIP number 637432873. The notes will be redeemed at their redemption price of 100% of the principal amount, plus accrued and unpaid interest through the redemption date. The outstanding principal amount of the entire series is $98.2 million.

The principal and accrued interest to the redemption date will be paid from CFC’s available cash. The purpose of the early redemption of the Subordinated Notes due 2044 and the Subordinated Notes due 2045 is to reduce future interest expense.

On April 22, 2013, the Company issued a press release announcing the redemptions. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(a)                      Not applicable.

(b)                      Not applicable.

(c)                      Not applicable.

(d)                      Exhibits.

Exhibit No.                      Description

99.1	Press release, dated April 22, 2013, issued by National Rural Utilities Cooperative Finance Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL RURAL UTILITIES COOPERATIVE
FINANCE CORPORATION

By: /s/ Steven L. Lilly
       Steven L. Lilly
       Senior Vice President and Chief Financial Officer

Dated:  April 22, 2013